Exhibit 99.1

AITX CEO Steve Reinharz to Host Investor-Focused 'Ask Me Anything' Session on June 8

Reinharz Expected to Share Updates on NASDAQ Uplist Path, Operational Profitability, and $1 Million Monthly RMR Milestone

Detroit, Michigan, May 14, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced that CEO/CTO and founder Steve Reinharz will host an 'Ask Me Anything' (AMA) session focused on addressing key investor interests, operational milestones, and the Company's strategic roadmap. The event will stream on AITX's official YouTube channel Sunday, June 8, 2025, starting at noon Eastern Time.

AITX

Artificial Intelligence Technology Solutions Inc.

ASK ME ANYTHING

Sunday June 8
12 noon EDT

YouTube

During this investor-focused AMA session, Reinharz is expected to provide insights into the Company's progress toward achieving operational cash flow positive status, the Company's 10-K filing (expected at the end of May), updates regarding initiatives aimed at reaching $1 million per month in recurring monthly revenue, and outline AITX's strategic pathway to a potential NASDAQ uplisting. Reinharz will also discuss recent developments in pre-sales of ROAMEO Gen 4, SARA deployments, and key market expansions that continue to strengthen the Company's position as a leader in AI-driven security solutions.

"Engaging directly with our investors, fans and followers is something I truly enjoy," said Reinharz. "These AMA sessions offer a perfect platform to openly discuss our strategic direction, share our latest achievements, and address the important topics our investor community cares deeply about."

Interested parties are invited to submit their questions in advance through the online submission portal at https://tinyurl.com/aitx-ama. Reinharz plans to answer a variety of submitted questions during the session, providing clarity on key topics that matter most to investors.

"If you're curious about where we're headed, what's driving our growth, and how we plan to reach our biggest goals, I encourage you to tune in," added Reinharz. "This is a great opportunity to get direct answers and see how we're building something truly impactful."

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing, achieve operational cash flow positive status, or reach $1 million per month in recurring monthly revenue. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/